Exhibit 4.1

MAJESTIC USA CAPITAL, INC.

MAJESTIC CAPITAL, LTD., as Parent Guarantor,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

________________________________________

SUPPLEMENTAL INDENTURE

Dated as of March 3, 2011

to

INDENTURE

Dated as of November 14, 2006

Between

MAJESTIC USA CAPITAL, INC. (formerly known as CRM USA Holdings Inc.)

MAJESTIC CAPITAL, LTD. (formerly known as CRM Holdings, Ltd.), as Parent Guarantor,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

________________________________________

JUNIOR SUBORDINATED DEBT SECURITIES

Due December 15, 2036

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 3, 2011, between Majestic USA Capital, Inc. (formerly known as CRM USA Holdings Inc.), a Delaware corporation (the “Company”), Majestic Capital, Ltd. (formerly known as CRM Holdings, Ltd.), an exempted holding company organized under the laws of Bermuda (the “Parent Guarantor”), and The Bank of New York Mellon Trust Company, National Association (formerly The Bank of New York Trust Company, National Association), as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Parent Guarantor executed and delivered to the Trustee an Indenture dated as of November 14, 2006 (the “Indenture”) between the Company, the Parent Guarantor and the Trustee, pursuant to which the Company issued Junior Subordinated Debt Securities due December 15, 2036 (the “Debt Securities”);

WHEREAS, the Parent Guarantor has entered into an Agreement and Plan of Merger and Amalgamation, dated September 21, 2010, by and among Bayside Capital Partners LLC, Majestic Capital Acquisition Corp., and Parent Guarantor, and as condition to the closing thereunder, the Company is required to amend certain provisions of the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Company, when authorized by a resolution of the Board of Directors, and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities outstanding and the consent of the holders of a majority in aggregate liquidation amount of the outstanding Capital Securities, may amend the Indenture;

WHEREAS, the Company launched a consent solicitation to amend the terms of the Indenture pursuant to a Notice of Consent Solicitation dated November 4, 2010, and the holders of not less than a majority in aggregate principal amount of the Debt Securities outstanding and the consent of the holders of a majority in aggregate liquidation amount of the outstanding Capital Securities have consented in writing to the substance of the amendments of the Indenture set forth in this Supplemental Indenture;

WHEREAS, the Company has delivered or is delivering contemporaneously herewith to the Trustee a copy an Officers’ Certificate and an Opinion of Counsel pursuant to Section 14.06 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1                      General. For all purposes of the Indenture and this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)           the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Indenture and this Supplemental Indenture as a whole and not to any particular Article, Section or subdivision; and

(b)           capitalized terms used but not defined in this Supplemental Indenture shall have the meanings assigned to them in the Indenture.

ARTICLE II.

AMENDMENT OF INDENTURE

Section 2.1                      Amendment to Definitions. Section 1.1 of the Indenture is hereby amended by inserting the following new definition alphabetically into Section 1.1 of the Indenture:

“Premium Volume” means the aggregate, but without duplication, of (i) direct written premium and assumed written premium (as such terms are defined by applicable statutory accounting practices) generated from insurance policies written by insurance company subsidiaries of the Company and (ii) direct written premium and assumed written premium (as such terms are defined by applicable statutory accounting practices) produced or managed under the Company’s insurance services segment including, without limitation, premiums produced or managed as an insurance producer, managing general agent or managing general underwriter.

Section 2.2                      Amendment to Covenants. Section 3.08 is hereby amended and restated in its entirety as follows:

“If Debt Securities are initially issued to the Trust or a trustee of such Trust in connection with the issuance of Trust Securities by the Trust (regardless of whether Debt Securities continue to be held by such Trust) and (1) there shall have occurred and be continuing an Event of Default, (2) the Company or the Parent Guarantor shall be in default with respect to its payment of any obligations under the Capital Securities Guarantee or the Parent Guarantee Agreement, respectively, (3) the Company shall have given notice of its election to defer payments of interest on the Debt Securities by extending the interest payment period as provided herein and such period, or any extension thereof, shall have commenced and be continuing, or (4)(x) the dollar amount of the Company’s Premium Volume in any calendar year fails to exceed 51% of the Company’s Premium Volume in the previous calendar year; or (y) the Company sells more than 51% of its rights to renew its Premium Volume in one or more transactions over the course of a twelve (12) month period, then the Company and the Parent Guarantor shall not, and shall not permit any Affiliate of the Company and Parent Guarantor that is controlled by the Company or Parent Guarantor to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s, the Parent Guarantor’s or such controlled Affiliate’s capital stock (other than payments of dividends or distributions to the Company or the Parent Guarantor) or make any guarantee payments with respect to the foregoing, (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company, the Parent Guarantor or any Affiliate of the Company and Parent Guarantor that is controlled by the Company or Parent Guarantor that rank pari passu in all respects with or junior in interest to the Debt Securities or (iii) make any payment under any guarantees of the Company, the Parent Guarantor or any Affiliate of the Company and Parent Guarantor that is controlled by the Company or Parent Guarantor that rank in all respects pari passu with or junior in interest to the Capital Securities Guarantee (other than, with respect to clauses (i), (ii) and (iii) above, (A) repurchases, redemptions or other acquisitions of shares of capital stock of the Company or any subsidiary of the Company (I) in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, (II) in connection with a dividend reinvestment or stockholder stock purchase plan and/or (III) in connection with the issuance of capital stock of the Company or such subsidiary (or securities convertible into or exercisable for such capital stock), as consideration in an acquisition transaction entered into prior to the occurrence of (i), (ii) or (iii) above, (B) as a result of any exchange, reclassification, combination or conversion of any class or series of the Company’s capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company’s capital stock (or in the case of a subsidiary of the Company, any class or series of such subsidiary’s capital stock) or of any class or series of the Company’s indebtedness for any class or series of the Company’s capital stock (or in the case of indebtedness of a subsidiary of the Company, any class or series of such subsidiary’s indebtedness for any class or series of such subsidiary’s capital stock), (C) the purchase of fractional interests in shares of the Company’s capital stock (or the capital stock of any subsidiary of the Company) pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (D) any declaration of a dividend in connection with any stockholder’s rights plan, or the issuance of rights, stock or other property under any stockholder’s rights plan, or the redemption or repurchase of rights pursuant thereto, (E) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock and any cash payments in lieu of fractional shares issued in connection therewith, or (F) payments under the Capital Securities Guarantee or Parent Guarantee Agreement), or (iv) enter into any contracts with shareholders holding more than 10% of the outstanding shares of common stock of the Parent Guarantor or the Company ((i), (ii), (iii) and (iv) above collectively, the “Block”).

Section 2.3                      Amendment to Events of Default. Subsection (h) of Section 5.01 is hereby amended and restated in its entirety as follows:

“(h)                 (i) the dollar amount of the Company’s Premium Volume in any calendar year fails to exceed 51% of the Company’s Premium Volume in the previous calendar year; or (ii) the Company sells more than 51% of its rights to renew its Premium Volume in one or more transactions over the course of a twelve (12) month period.

Section 2.4                      Defined Terms; Related Amendments. Any provisions contained in the Debt Securities or the form of Debt Securities attached to the Indenture as Exhibit A that relate to any sections of the Indenture that are amended by this Supplemental Indenture shall be likewise amended so that any such provisions contained in the Debt Securities or such form of Debt Securities will conform to and be consistent with such amended provisions of the Indenture.

ARTICLE III.

MISCELLANEOUS PROVISIONS

Section 3.1                      Effectiveness. This Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Debt Security heretofore or hereafter authenticated and delivered under the Indenture, and the holders thereof, shall be bound thereby.

Section 3.2                      Indenture Remains in Full Force and Effect. Except as amended, deleted or supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.3                      Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture, then the terms and conditions of this Supplemental Indenture shall prevail.

Section 3.4                      Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 3.5                      Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this Supplemental Indenture, such provision of the Trust Indenture Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, such provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 3.6                      Severability. In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture, but this Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

Section 3.7                      Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.8                      Benefits of Supplemental Indenture, etc. Nothing in this Supplemental Indenture or the Debt Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Securityholders, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Debt Securities.

Section 3.9                      Successors. All agreements of the Company and the Parent Guarantor in this Supplemental Indenture shall bind their respective successors, and all agreements of the Trustee in this Supplemental Indenture shall bind its successors, whether so expressed or not.

Section 3.10                      Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Parent Guarantor and the Trustee assumes no responsibility for their correctness. The Trustee shall not be liable or responsible for the validity or sufficiency of this Supplemental Indenture.

Section 3.11                      Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.12                      Governing Law. This Supplemental Indenture shall be deemed to be a contract made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State, without regard to conflict of laws principles of said State other than Section 5-1401 of the New York General Obligations Law.

Section 3.13                      Execution in Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, all as of the date first written.

MAJESTIC USA CAPITAL, INC.

By:	/s/ James J. Scardino
James J. Scardino
Chief Executive Officer

MAJESTIC CAPITAL, LTD.

By:	/s/ James J. Scardino
James J. Scardino
Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Nancy R. Johnson
Nancy R. Johnson
Vice President